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                                                                      Exhibit 23


                               Accounts' Consent


The Shareholders
Lexington Corporate Properties Trust:


We consent to incorporation by reference in the registration statements on Form S-3 (Nos.333-49351,333-57853,333-70217,333-76709,333-85631, and 333-92609) and
on Form S-8(No.333-85625) of Lexington Corporate Properties Trust of our report dated January 21, 2000, relating to the consolidated balance sheets of Lexington Corporate Properties Trust and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Lexington Corporate Properties Trust.




/s/ KPMG LLP



New York, New York
March 13, 2000